Exhibit 4.2
CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RIGHTS OF THE SERIES A CONVERTIBLE PREFERRED STOCK
OF
WHITE MOUNTAIN TITANIUM CORPORATION
          White Mountain Titanium Corporation (the “Company”), a corporation organized and existing under the Nevada Revised Statutes: Chapter 78 (“NRS-78”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Articles of Incorporation, as amended, of the Company, and pursuant to Section 78.195 of NRS-78, the Board of Directors of the Company at a meeting duly held, adopted resolutions (i) authorizing a series of the Company’s previously authorized preferred stock, par value $0.001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of Six Million Eight Hundred and Seventy-Fife Thousand (6,875,000) shares of Series A Convertible Preferred Stock of the Company, as follows:
          RESOLVED, that the Company is authorized to issue 6,875,000 shares of Series A Convertible Preferred Stock (the “Preferred Shares”), par value $0.001 per share, which shall have the following powers, designations, preferences and other special rights:
     (1) Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:
          (a) “affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144.
          (b) “Bloomberg” means Bloomberg Financial Markets.
          (c) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.
          (d) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by

Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders. If the Company and the Required Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 2(c)(iii). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.
          (e) “Conversion Price” means as of any Conversion Date or other date of determination, an amount equal to $0.80, subject to adjustment as provided herein.
          (f) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.
          (g) “Excluded Securities” means shares of Common Stock issued or sold or deemed to have been issued or sold by the Company (i) in connection with any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer or director for services provided to the Company, (ii) in connection with any acquisition by the Company, whether through an acquisition for stock or a merger, of any business, assets or technologies the primary purpose of which is not to raise equity capital, (iii) pursuant to a bona fide firm commitment underwritten public offering with a nationally recognized underwriter which generates net proceeds to the Company in excess of $30,000,000 (other than an “at-the-market offering” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended, and “equity lines”) and (iv) upon exercise or conversion of any of the options, warrants or conversion rights listed under the heading “Options, Warrants and Conversion Rights Outstanding” on Schedule 3.1(b) of the Securities Purchase Agreement; provided that (A) the terms of such options, warrants or conversion rights are not amended, modified or changed after the Issuance Date and (B) in the case of any such options, warrants or conversion rights with respect to which definitive documentation has not been entered into as of the date hereof, the terms of any such securities are no more favorable to the counterparty than the terms of the Preferred Shares or the terms of the Warrants, except as specifically set forth on Schedule 3.1(b) of the Securities Purchase Agreement.
          (h) “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock.
          (i) “Issuance Date” means the first date on which Preferred Shares are issued pursuant to the Securities Purchase Agreement.
          (j) “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.
          (k) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.
          (l) “Principal Market” means the principal securities exchange or trading market on which the Common Stock is listed and trades, which may be any of TSX Venture Exchange (operated by the Toronto Stock Exchange), the Toronto Stock Exchange, The New York Stock Exchange, Inc., the American Stock Exchange, the Nasdaq National Market, The Nasdaq SmallCap Market or the OTC Bulletin Board.
          (m) “Required Holders” means the holders of the Preferred Shares representing at least a majority of the shares of Common Stock underlying the Preferred Shares then outstanding.
          (n) “Securities Purchase Agreement” means that certain securities purchase agreement by and among the Company and the initial holders of the Preferred Shares relating to the purchase of the Preferred Shares and the Warrants and relating to the filing of a Registration Statement (as defined in such agreement) covering the resale of the shares of Common Stock issuable upon conversion of the Preferred Shares and exercise of the Warrants, as such agreement may be amended from time to time as provided in such agreement.
          (o) “Stated Value” means $0.80.
          (p) “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made.
          (q) “Warrants” means the warrants to purchase shares of Common Stock issued by the Company pursuant to the Securities Purchase Agreement.

     (2) Conversion of Preferred Shares. Preferred Shares shall be convertible into             shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), on the terms and conditions set forth in this Section 2.
          (a) Holder’s Conversion Right. Subject to the provisions of Section 4, at any time or times on or after the Issuance Date, any holder of Preferred Shares shall be entitled to convert any whole number of Preferred Shares into fully paid and nonassessable             shares of Common Stock in accordance with Section 2(c) at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock to the nearest whole share.
          (b) Conversion. The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 2 shall be determined according to the following formula (the “Conversion Rate”):
Stated Value
Conversion Price
          (c) Mechanics of Conversion. The conversion of Preferred Shares shall be conducted in the following manner:
               (i) Holder’s Delivery Requirements. To convert Preferred Shares into shares of Common Stock on any date (the “Conversion Date”), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company (with a confirmation telephone call or message to the contact person for the Company set forth in the Securities Purchase Agreement) and the Company’s designated transfer agent (the “Transfer Agent”) and (B) if required by Section 2(c)(vii), surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or an indemnification undertaking and/or standard indemnity bond with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”).
               (ii) Company’s Response. Upon receipt by the Company of a copy of a Conversion Notice and, if applicable, the items required pursuant to Section 2(c)(i)(B), the Company shall, unless and to the extent of a dispute in accordance with Section 2(c)(iii), (A) as soon as practicable, but in any event within three (3) Business Days, send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (B) on or before the third (3rd) Business Day following the date of receipt by the Company of such Conversion Notice (the “Share Delivery Date”), (I) if the Transfer Agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, the Company shall cause the Transfer Agent to promptly electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system or (II) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section 2(c)(vii), is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than ten (10) Business Days after receipt of the Preferred Stock Certificate(s) (the “Preferred Stock Delivery Date”) and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted. Notwithstanding the foregoing, the Company shall not be liable in damages for any delay or default in delivering Common Stock issuable upon conversion of Preferred Shares or new Preferred Stock Certificates representing unconverted Preferred Shares in accordance with the foregoing if such delay or default is proximately caused by interruption of telecommunications or transportation facilities or any other cause beyond the reasonable control, and without fault or negligence, of the Company (each, a “Force Majeure Event”); provided that in order to excuse its delay or default hereunder, the Company shall (i) promptly notify all holders of the Preferred Shares of the Force Majeure Event, specifying the nature and particulars thereof and the expected duration thereof and (ii) within three (3) Business Days after the termination of such Force Majeure Event, give notice to all holders of the Preferred Shares specifying the date of termination thereof. All obligations of the Company shall return to being in full force and effect upon the termination of such Force Majeure Event.
               (iii) Dispute Resolution. In the case of a dispute as to the determination of the Conversion Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the holder via facsimile (the “Dispute Notice”) within three (3) Business Days of receipt of such holder’s Conversion Notice or other date of determination. If such holder and the Company are unable to agree upon the determination of the Conversion Price or arithmetic calculation of the Conversion Rate within two (2) Business Days of such Dispute Notice, then the Company shall within three (3) Business Days submit via facsimile (A) the disputed determination of the Conversion Price to an independent, reputable investment bank selected by the Company and approved by the Required Holders or (B) the disputed arithmetic calculation of the Conversion Rate to the Company’s independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the holder of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. The expenses of the investment bank or accountant shall be borne by the party whose determination or calculation most differs from such investment bank’s or accountant’s determination or calculation, as the case may be. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.
               (iv) Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.
               (v) Company’s Failure to Timely Convert.
                    (A) Cash Damages. Subject to the ultimate sentence of Section 2(c)(ii) and Section 4, if the Company shall fail for any reason or for no reason to issue within fifteen calendar days of the Conversion Date, a certificate for the number of shares of Common Stock to which the holder is entitled or to credit the holder’s balance account with DTC for such number of shares of Common Stock to which the holder is entitled upon the holder’s conversion of the Preferred Shares, the Company shall pay as damages in cash to such holder on each calendar day after the fifteenth calendar day that the issuance of such Common Stock is not timely effected an amount equal to 1% of the product of (A) the sum of the number of shares of Common Stock not issued to the holder on a timely basis and to which the holder is entitled and (B) the Closing Sale Price of the Common Stock on the trading day immediately preceding the last possible date which the Company could have issued such Common Stock to the holder without violating Section 2(c). If the Company fails to deliver or cause to be delivered to the holder a certificate for the number of shares of Common Stock to which the holder is entitled or to credit the holder’s balance account with DTC for such number of shares of Common Stock to which the holder is entitled upon the holder’s conversion of the Preferred Shares by the Business Day after the date on which delivery of such certificate is required hereby, and if on or after such Business Day the holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the holder of the shares that the holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within five Business Days after the holder’s request and in the holder’s discretion, either (i) pay cash to the holder in an amount equal to the holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased, at which point the Company’s obligation to deliver such certificate (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the holder a certificate or certificates representing such shares of Common Stock (the “Buy-In Shares”) and pay cash to the holder in an amount equal to the product of (A) the number of Buy-In Shares, times (B) the excess (if any) of the Closing Sale Price on the date of the Buy-In over the Closing Sale Price on the date of delivery of the Buy-In Shares.
                    (B) Void Conversion Notice. If for any reason a holder has not received all of the shares of Common Stock to which such holder is entitled prior to the tenth (10th) Business Day after the Share Delivery Date with respect to a conversion of Preferred Shares, then the holder, upon written notice to the Company, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such holder’s Conversion Notice; provided that the voiding of a holder’s Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 2(c)(v)(A) or otherwise.
               (vi) Pro Rata Conversion. Subject to Section 4(b), in the event the Company receives a Conversion Notice from more than one holder of Preferred Shares for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares, the Company shall convert from each holder of Preferred Shares electing to have Preferred Shares converted at such time a pro rata amount of such holder’s Preferred Shares submitted for conversion based on the number of Preferred Shares submitted for conversion on such date by such holder relative to the number of Preferred Shares submitted for conversion on such date.
               (vii) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of Preferred Shares in accordance with the terms hereof, the holder thereof shall not be required to physically surrender the certificate representing the Preferred Shares to the Company unless the full or remaining number of Preferred Shares represented by the certificate are being converted. The holder and the Company shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of the Company establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Preferred Shares represented by a certificate are converted as aforesaid, the holder may not transfer the certificate representing the Preferred Shares unless the holder first physically surrenders the certificate representing the Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of the holder a new certificate of like tenor, registered as the holder may request, representing in the aggregate the remaining number of Preferred Shares represented by such certificate. The holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each certificate for Preferred Shares shall bear the following legend:
ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY’S CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 2(c)(vii) THEREOF. THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF

PURSUANT TO SECTION 2(c)(vii) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.
          (d) Taxes. The Company shall pay any and all documentary, stamp, transfer and other similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Preferred Shares.
          (e) Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this Section 2(e).
               (i) Adjustment of Conversion Price upon Issuance of Common Stock. If and whenever on or after the Issuance Date and while any Preferred Shares are outstanding, the Company issues or sells, or in accordance with this Section 2(e) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company but excluding Excluded Securities) for no consideration or a consideration per share (the “New Securities Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such time (the “Applicable Price”) (the foregoing, a “Dilutive Issuance”), then immediately after such issue or sale, the Conversion Price then in effect shall be reduced to an amount equal to the New Securities Issuance Price. For purposes of determining the New Securities Issuance Price under this Section 2(e)(i), the following shall be applicable:
                    (A) Issuance of Options. If the Company in any manner grants or sells any Options (not including Excluded Securities) and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 2(e)(i)(A), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion, exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities.
                    (B) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities (not including

Excluded Securities) and the lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this Section 2(e)(i)(B), the “lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion, exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 2(e)(i), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.
                    (C) Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options (not including Excluded Securities), the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities (not including Excluded Securities), or the rate at which any Convertible Securities (not including Excluded Securities) are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 2(e)(i)(C), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of the Preferred Shares are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.
                    (D) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company will be the arithmetic average of the Closing Sale Prices of such securities during the ten (10) consecutive trading days ending on the date of receipt of such securities. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the holders of at least a majority of the Preferred Shares then outstanding. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. If the Required Holders and the Company are unable to reach agreement within ten days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within fifteen Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.
                    (E) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (I) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (II) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.
               (ii) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares and the Conversion Price in effect immediately prior to such combination will be proportionately increased.
               (iii) Other Events. If any event occurs of the type contemplated by the provisions of this Section 2(e) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Preferred Shares; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 2(e).

               (iv) Notices.
               (A) Immediately upon any adjustment of the Conversion Price pursuant to this Section 2(e), the Company will give written notice thereof to each holder of Preferred Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment.
               (B) The Company will give written notice to each holder of Preferred Shares at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.
               (C) The Company will also give written notice to each holder of Preferred Shares at least ten (10) Business Days prior to the date on which any Fundamental Transaction, dissolution or liquidation will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.
     (3) Fundamental Transactions. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Certificate of Designations in accordance with the provisions of this Section 3. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designations with the same effect as if such successor Person had been named as the Company herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the holders of Preferred Shares confirmation that there shall be issued upon conversion of the Preferred Shares at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Company’s Common Stock (or other securities, cash, assets or other property) purchasable upon the conversion of the Preferred Shares prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the holder of Preferred Shares would have been entitled to receive upon the happening of such Fundamental Transaction had the Preferred Shares been converted immediately prior to such Fundamental Transaction. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Preferred Shares.

     (4) Limitation on Beneficial Ownership.
          (a) Beneficial Ownership. The Company shall not effect and shall have no obligation to effect any conversion of Preferred Shares, and no holder of Preferred Shares shall have the right to convert any Preferred Shares, if, in either of the following cases:
               (i) the beneficial owner of such shares (together with such Person’s affiliates) would have acquired, through conversion of Preferred Shares or otherwise, beneficial ownership of a number of shares of Common Stock that exceeds 4.99% (the “U.S. Conversion Limitation”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a Person and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Preferred Shares beneficially owned by such Person or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Person or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 4(a)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended; or
               (ii) to the extent Canadian securities legislation applies to the holder the number of shares of Common Stock that may be acquired by the holder upon conversion does not exceed a number that, when added to the total number of shares of Common Stock deemed beneficially owned by such holder, directly or indirectly, as determined pursuant to the Securities Act (Ontario), as amended from time to time, and to those shares of Common Stock over which the holder exercises control or direction in a manner that gives the holder beneficial ownership directly or indirectly (as determined pursuant to the Securities Act (Ontario), as amended from time to time) or control or direction over, or a combination of both, would constitute more than 9.99% (the “Canadian Conversion Limitation”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion.
For purposes of this Section 4(a), in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-Q, Form 10-K or other public filing with the SEC or Canadian securities regulatory authorities, as the case may be, (2) a more recent public announcement by the Company, or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of any holder, the Company shall promptly, but in no event later than two (2) Business Days following the receipt of such notice, confirm in writing to any such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to conversions of Preferred Shares and exercise of the Warrants by such holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By prior written notice to the Company, any Holder may increase or decrease the U.S. Conversion Limitation or the Candian Conversion Limitation to any other percentage not in excess of 19.99% specified in such notice; provided that (i) any such increase will not be effective until the 61st day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder sending such notice and not to any other holder of the Preferred Shares.
          (b) Principal Market Regulation. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to issue any shares of Common Stock upon conversion of the Preferred Shares if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue upon conversion of the Preferred Shares without breaching the Company’s obligations under the rules or regulations of the Principal Market (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (a) obtains the approval of its stockholders as required by the applicable rules of the Principal Market (or any successor rule or regulation) for issuances of Common Stock in excess of such amount, or (b) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders. The Company shall have no obligation to obtain such approval or written opinion. Until such approval or written opinion is obtained, no purchaser of Preferred Shares pursuant to the Securities Purchase Agreement (the “Purchasers”) shall be issued, upon conversion of Preferred Shares, shares of Common Stock in an amount greater than the product of (i) the Exchange Cap amount multiplied by (ii) a fraction, the numerator of which is the number of Preferred Shares issued to such Purchaser pursuant to the Securities Purchase Agreement and the denominator of which is the aggregate amount of all the Preferred Shares issued to the Purchasers pursuant to the Securities Purchase Agreement (the “Cap Allocation Amount”). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser’s Preferred Shares, the transferee shall be allocated a pro rata portion of such Purchaser’s Cap Allocation Amount. In the event that any holder of Preferred Shares shall convert all of such holder’s Preferred Shares into a number of shares of Common Stock which, in the aggregate, is less than such holder’s Cap Allocation Amount, then the difference between such holder’s Cap Allocation Amount and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Cap Allocation Amounts of the remaining holders of Preferred Shares on a pro rata basis in proportion to the number of Preferred Shares then held by each such holder.
     (5) Reservation of Shares. The Company shall, so long as any of the Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares, then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 130% of the number of shares of Common Stock for which the Preferred Shares are at any time convertible (without regard to any limitations on conversions). The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Preferred Shares based on the number of Preferred Shares held by each holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder’s Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such holders.
     (6) Voting Rights. On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written action of stockholders in lieu of meeting), each holder of outstanding Preferred Shares shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the Preferred Shares held by such holder are convertible (subject to the limitations of Section 4(a) above) as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law, holders of Preferred Shares shall vote together with the holders of Common Stock, and with the holders of any other series of preferred stock the terms of which so provide, as a single class.
     (7) Liquidation, Dissolution, Winding-Up; Rank. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), a pro rata amount of the Liquidation Funds on an “as-converted” basis ratably with the holders of any of the capital stock of the Company not senior in right of payment (and after payment of any such senior ranked securities), including the Common Stock. On an “as-converted basis” shall mean, for the purpose of this Section, on the basis as if the holders of Preferred Shares had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on any relevant record date and date of distribution. The Preferred Shares shall rank pari passu with shares of Common Shares in right of payment with respect to any such voluntary or involuntary liquidation, dissolution or winding up of the Company.
     (8) Amendment. Without the prior express written consent of the Required Holders, the Company shall not hereafter authorize or make any amendment to the Company’s Articles of Incorporation or Bylaws, or file any resolution of the board of directors of the Company with the Secretary of State of the State of Nevada or enter into any agreement containing any provisions, which would adversely affect or otherwise impair the rights of the holders of the Preferred Shares as set forth herein. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers and designations provided for herein and no merger shall be inconsistent therewith.

     (9) Dividends; Participation. The holders of Preferred Shares shall not be entitled to receive dividends or other distributions, except as specifically provided in this Certificate of Designations. The holders of the Preferred Shares shall, as holders of Preferred Stock, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such holders of Preferred Shares had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.
     (10) Vote to Change the Terms of or Issue Preferred Shares. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the Required Holders, shall be required for (a) any change to this Certificate of Designations or the Company’s Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Preferred Shares and (b) the issuance of Preferred Shares other than pursuant to the Securities Purchase Agreement.
     (11) Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder to the Company in customary form (accompanied by the posting of a standard indemnity bond if so requested by the Company) and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.
     (12) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each holder of Preferred Shares that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Preferred Shares and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Preferred Shares shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.
     (13) Construction. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all holders and shall not be construed against any person as the drafter hereof.
     (14) Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.
     (15) Notice. Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 8.4 of the Securities Purchase Agreement.
     (16) Transfer of Preferred Shares. A holder of Preferred Shares may assign some or all of the Preferred Shares and the accompanying rights hereunder held by such holder without the consent of the Company; provided that such assignment is in compliance with applicable securities laws.
     (17) Preferred Share Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the holders of the Preferred Shares), a register for the Preferred Shares, in which the Company shall record the name and address of the persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.
     (18) Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the rules and regulations of the Principal Market, NRS-78, this Certificate of Designations or otherwise with respect to the issuance of the Preferred Shares or the Common Stock issuable upon conversion thereof or the issuance of any Warrants and the Common Stock issuable upon exercise thereof may be effected by written consent of the Company’s stockholders or at a duly called meeting of the Company’s stockholders, all in accordance with the applicable rules and regulations of the Principal Market and NRS-78.

EXHIBIT I
WHITE MOUNTAIN TITANIUM CORPORATION
CONVERSION NOTICE
          Reference is made to the Certificate of Designations, Preferences and Rights of White Mountain Titanium Corporation, a Nevada corporation (the “Company”), for its Series A Convertible Preferred Stock (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares”), of the Company indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, as of the date specified below.
     Date of Conversion:
     Number of Preferred Shares to be converted:
     Stock certificate no(s). of Preferred Shares to be converted:
The undersigned hereby certifies to the Company that the conversion of the amount set forth above in accordance with the Certificate of Designations will not directly result in the undersigned (together with the undersigned’s affiliates) beneficially owning in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion, calculated in accordance with Section 4(a) of the Certificate of Designations.
Please confirm the following information:
Conversion Price:
     Number of shares of Common Stock to be issued:
     Please issue the Common Stock into which the Preferred Shares are being converted in the following name and to the following address:
     Issue to:

     Facsimile Number:
     Authorization:
     By:
     Title:
     Dated:
     Account Number (if electronic book entry transfer):
     Transaction Code Number (if electronic book entry transfer):
[NOTE TO HOLDER — THIS FORM MUST BE SENT CONCURRENTLY TO TRANSFER AGENT]

ACKNOWLEDGMENT
          The Company hereby acknowledges this Conversion Notice and hereby directs [Transfer Agent] to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated July ___, 2005 from the Company and acknowledged and agreed to by [Transfer Agent].

WHITE MOUNTAIN TITANIUM CORPORATION

By:

Name:
Title: